EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accountants of Chicopee Bancorp, Inc., we hereby consent to the incorporation by reference in Registration Statement No. 333-136002 and No. 333-144420 of our report dated March 14, 2012, with respect to the consolidated balance sheets of Chicopee Bancorp, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of the internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Chicopee Bancorp, Inc.

/s/ Berry, Dunn, McNeil and Parker
Portland, Maine
March 14, 2012

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